Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock of AuthenTec, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof each of the undersigned, being duly authorized, hereby execute this Agreement on the date set forth below.

Date: January 15, 2008

ADVANTAGE CAPITAL FLORIDA PARTNERS I, LIMITED PARTNERSHIP

By:	Advantage Capital FL GP I, L.L.C., Its General Partner

By:	/s/ Steven T. Stull
	Name:	Steven T. Stull
	Title:	President

ADVANTAGE CAPITAL FL GP I, L.L.C.

By:	/s/ Steven T. Stull
	Name:	Steven T. Stull
	Title:	President